TEMPUR SEALY STATEMENT ON SEARS BANKRUPTCY

LEXINGTON, KY, October 15, 2018 – In connection with today’s announcement that Sears Holdings Corporation and certain of its subsidiaries (“Sears”) have filed for bankruptcy protection, Tempur Sealy International, Inc. (NYSE: TPX) is disclosing its credit exposure and sales volume related to Sears. Sears represented less than 5% of the Company’s global net sales and less than $5 million of its accounts receivable exposure as of September 30, 2018.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Our products are broadly distributed across many channels so consumers can choose where and how they wish to shop. We continue to work closely with Sears during their restructuring process while managing our related financial and operational risks.”

Forward-Looking Statements
This press release may contain "forward-looking statements," within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the impact of Sears’ bankruptcy on the Company’s results of operation, liquidity or financial position. Any forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. Numerous factors, many of which are beyond the Company's control, could cause actual outcomes to differ materially from those expressed as forward-looking statements.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.

800-805-3635
Investor.relations@tempursealy.com